February 2013 Amendment No. 1 dated February 20, 2013 relating to Preliminary Terms No. 617 Registration Statement No. 333-178081 Dated February 19, 2013 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies
Auto-Callable Currency-Linked Notes due February 25, 2015
Based on the Offshore Chinese Renminbi Relative to the U.S. Dollar (Bullish CNH/Bearish USD)
The Auto-Callable Currency-Linked Notes, which we refer to as the notes, are senior unsecured obligations of Morgan Stanley, will pay no interest, provide for the repayment of principal at maturity and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this document.  If, on the early redemption determination date, the currency performance (as measured by the specific currency performance formula described in this document) is greater than or equal to 1.5%, the notes will be automatically redeemed for an amount per note equal to $1,050.  However, if the notes have not been previously redeemed prior to maturity, the payment at maturity due on the notes will be either (i) $1,100, if the currency performance on the valuation date is greater than or equal to 1.5% or (ii) $1,000, if the currency performance on the valuation date is less than 1.5%.  The early redemption amount and the supplemental redemption amount, if any, are each fixed and not proportional to the percentage appreciation of the offshore Chinese renminbi.  The notes are for investors who are concerned about principal risk and who are willing to forgo current income on the notes in exchange for the possibility of the notes being redeemed early or receiving the supplemental redemption amount if the offshore Chinese renminbi appreciates by at least a specified amount relative to the U.S. dollar.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	February 20, 2013
Original issue date:	February 25, 2013 (3 business days after the pricing date)
Maturity date:	February 25, 2015
Interest:	None
Underlying currency:	Offshore Chinese renminbi (“CNH”)
Early redemption:
If, on the early redemption determination date, the currency performance is greater than or equal to 1.5%, the notes will be automatically redeemed, in whole and not in part, for the early redemption amount on the early redemption date.

Early redemption amount:	$1,050 per note
Early redemption determination date:	February 20, 2014, subject to adjustment for non-currency business days
Early redemption date:	The third business day following the early redemption determination date
Payment at maturity:	If the notes have not been previously been redeemed, $1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:
If the currency performance on the valuation date is greater than or equal to 1.5%:
$100 per note (10% of the stated principal amount)
If the currency performance on the valuation date is less than 1.5%, the supplemental redemption amount will be zero.  Therefore, the payment due under the notes at maturity will be only the stated principal amount for each note that you hold.

Currency performance:
On any currency business day, 1 – (exchange rate / initial exchange rate)
This formula will diminish any appreciation of the CNH relative to the U.S. dollar.  See “How Does the Currency Performance Formula Work?” and “Hypothetical Payouts on the Notes upon Early Redemption and at Maturity”.

Initial exchange rate:	, which is the exchange rate on the pricing date
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:
On any currency business day, the rate for conversion of the CNH into U.S. dollars (expressed as the number of units of CNH per one U.S. dollar) as determined by reference to the rate displayed on the reference source on such currency business day.

Reference source:	Reuters Screen “CNHFIX=” Page at approximately 11:15 a.m. Hong Kong time
Valuation date:	February 20, 2015, subject to adjustment for non-currency business days
CUSIP/ISIN:	61746BDF0 / US61746BDF04
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to company
Per note:	$1,000	$10	$990
Total:	$	$	$
(1) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $10 for each note they sell. Please see “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for currency-linked notes.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated August 17, 2012
Prospectus dated November 21, 2011

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Auto-Callable Currency-Linked Notes due February 25, 2015
Based on the Offshore Chinese Renminbi Relative to the U.S. Dollar (Bullish CNH/Bearish USD)

Investment Overview

Auto-Callable Currency-Linked Notes

The Auto-Callable Currency-Linked Notes due February 25, 2015 Based on the Offshore Chinese Renminbi Relative to the U.S. Dollar (the “notes”) provide investors with an opportunity to earn a positive return depending on the performance of the offshore Chinese renminbi (“CNH”) relative to the U.S. dollar with the repayment of principal at maturity even if the CNH weakens relative to the U.S. dollar (in each case, as measured by the specific currency performance formula described in this document).

If, on the early redemption determination date, the currency performance is greater than or equal to 1.5%, the notes will be automatically redeemed for an amount per note equal to $1,050.  However, if the notes have not been previously redeemed prior to maturity, the payment at maturity due on the notes will be either (i) the stated principal amount of $1,000 plus a supplemental redemption amount of $100, if the currency performance on the valuation date is greater than or equal to 1.5% or (ii) the stated principal amount of $1,000, if the currency performance on the valuation date is less than 1.5%.  The early redemption amount and the supplemental redemption amount, if any, are each fixed and not proportional to the percentage appreciation of the CNH.  The notes do not pay interest, and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

There are several important factors you should consider in connection with your investment in the notes.

▪
The “CNH” exchange rate to which the notes are linked is the rate of exchange between the U.S. dollar and the Chinese renminbi that trades in the interbank market in Hong Kong and is currently only deliverable in Hong Kong.  This rate is not the same as the rate of exchange between the U.S. dollar and Chinese renminbi that trades in, and is currently only deliverable in, the People’s Republic of China, excluding Hong Kong, Macau and Taiwan, typically referred to as “USDCNY” or “CNY”.  See “Risk Factors—The notes are linked to the U.S. dollar/“offshore” Chinese renminbi exchange rate and not the U.S. dollar/“onshore” Chinese renminbi exchange rate”.

▪
The notes do not provide a linear return on the performance of the CNH relative to the U.S. dollar.  A linear return is the return that would be achieved by converting a notional amount of U.S. dollars into the CNH at the initial exchange rate and then, on the valuation date, converting the resulting amount of the CNH back into the U.S. dollars at the final exchange rate.  Instead, whether the notes are redeemed early and whether you receive a supplemental redemption amount at maturity will both be determined by reference to the currency performance formula described in this document.

▪
The currency performance formula described in this document will magnify any depreciation and diminish any appreciation in the CNH relative to the U.S. dollar as compared to a linear return, and these effects will increase the more the CNH appreciates or depreciates.

Maturity:	2 years, subject to automatic early redemption after approximately 1 year
Early redemption:
If, on the early redemption determination date, the currency performance is greater than or equal to 1.5%, the notes will be automatically redeemed for the early redemption amount of $1,050 per note on the early redemption date

Payment at maturity:	If the currency performance on the valuation date is greater than or equal to 1.5%: $1,100 per note If the currency performance on the valuation date is less than 1.5%: $1,000 per note
Currency performance:	On any currency business day, 1 – (exchange rate / initial exchange rate)
Interest:	None

February 2013	Page 2

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Based on the Offshore Chinese Renminbi Relative to the U.S. Dollar (Bullish CNH/Bearish USD)

How Do Currency Exchange Rates Work?

       Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪	The exchange rate for the CNH is expressed as the number of units of the CNH per U.S. dollar.

➢
As a result, a decrease in the exchange rate means that the CNH has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer of the CNH to purchase one (1) U.S. dollar on the early redemption determination date or the valuation date, as applicable, than it did on the pricing date.  An exchange rate of 4.65 reflects a strengthening of the CNH, relative to the U. S. dollar, as compared to an exchange rate of 6.20.

➢
Conversely, an increase in the exchange rate means that the CNH has depreciated / weakened relative to the U.S. dollar.  This means that it takes more of the CNH to purchase one (1) U.S. dollar on the early redemption determination date or the valuation date, as applicable, than it did on the pricing date.  An exchange rate of 9.30 reflects a weakening of the CNH relative to the U. S. dollar, as compared to an exchange rate of 6.20.

How Does the Currency Performance Formula Work?

The currency performance formula used to calculate whether the notes are redeemed early and whether a supplemental redemption amount of $100 per note is payable at maturity will diminish any appreciation of the CNH relative to the U.S. dollar.

On any currency business day, the currency performance is equal to 1 – (exchange rate / initial exchange rate).

The actual initial exchange rate, exchange rate on the early redemption determination date and final exchange rate will vary from those used in the examples below.

➢        In the example below, the CNH strengthens from the initial exchange rate of 6.20 to the final exchange rate of 4.65, resulting in a currency performance of 1 – (4.65 / 6.20) = 25%.

Initial Exchange Rate (# CNH / 1 USD)	Final Exchange Rate (# CNH / 1 USD)
6.20	4.65

➢        In the example below, the CNH weakens from the initial exchange rate of 6.20 to the final exchange rate of 9.30, resulting in a currency performance of 1 – (9.30 / 6.20) = –50%.

Initial Exchange Rate (# CNH / 1 USD)	Final Exchange Rate (# CNH / 1 USD)
6.20	9.30

February 2013	Page 3

Auto-Callable Currency-Linked Notes due February 25, 2015
Based on the Offshore Chinese Renminbi Relative to the U.S. Dollar (Bullish CNH/Bearish USD)

Key Investment Rationale

Exposure to currencies is a component of underlying asset class diversification.  Investors who have the view that the CNH will appreciate relative to the U.S. dollar and are concerned about the risks associated with investing directly in currencies can use the notes to earn a positive return if the CNH appreciates by at least a specified amount relative to the U.S. dollar.

This 2-year investment offers investors the opportunity to earn a positive return based on the CNH relative to the U.S. dollar, with no downside risk to their initial investment if the notes are held to maturity.  All payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of Morgan Stanley.

Access	▪	Exposure to an emerging market currency relative to the U.S. dollar and diversification of underlying asset class exposure
Early Redemption	▪
If, on the early redemption determination date, the currency performance is greater than or equal to 1.5%, the notes will be automatically redeemed for the early redemption amount of $1,050 per note on the early redemption date

Upside Scenario	▪
If the notes have not been previously redeemed and the currency performance on the valuation date is greater than or equal to 1.5%, the notes pay $1,100, which is the stated principal amount of $1,000 plus the supplemental redemption amount of $100

Par Scenario	▪	If the notes have not been previously redeemed and the currency performance on the valuation date is less than 1.5%, the notes pay the stated principal amount of $1,000

Summary of Key Risks (see page 12)

▪	The notes may not pay more than the stated principal amount at maturity

▪	No periodic interest payments and the return on your investment in the notes may be less than the amount that would be paid on conventional debt securities issued by us with similar maturities

▪	The early redemption amount and the supplemental redemption amount, if any, are each fixed and not proportional to the percentage appreciation of the offshore Chinese renminbi

▪	The currency performance formula will diminish any appreciation of the offshore Chinese renminbi relative to the U.S. dollar

▪	The notes are subject to currency exchange risk

▪	The notes are exposed to a single emerging markets currency and therefore expose you to significant nondiversified currency risk

▪	The notes are linked to the U.S. dollar/“offshore” Chinese renminbi exchange rate and not the U.S. dollar/“onshore” Chinese renminbi exchange rate

▪	The notes will not be listed on any securities exchange and secondary trading may be limited

▪	Market price of the notes may be influenced by many unpredictable factors

▪	The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes

▪	Early redemption and reinvestment risk

▪	Investing in the notes is not equivalent to investing directly in the offshore Chinese renminbi

▪	Government intervention could materially and adversely affect the value of the notes

▪	Even though currencies trade around-the-clock, the notes will not

▪	Suspension or disruptions of market trading in the offshore Chinese renminbi may adversely affect the value of the notes

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Auto-Callable Currency-Linked Notes due February 25, 2015
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▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes

February 2013	Page 5

Auto-Callable Currency-Linked Notes due February 25, 2015
Based on the Offshore Chinese Renminbi Relative to the U.S. Dollar (Bullish CNH/Bearish USD)

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this document.  The notes are subject to automatic early redemption if, on the early redemption determination date, the currency performance (as measured by the specific currency performance formula described in this document) is greater than or equal to 1.5%.  If the notes have not been previously redeemed, at maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount plus the supplemental redemption amount, if any, based on whether the CNH has appreciated relative to the U.S. dollar by at least 1.5% (as measured by the specific currency performance formula described in this document) as of the valuation date.  The notes offered are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date:	Maturity date:
February 20, 2013	February 25, 2013 (3 business days after the pricing date)	February 25, 2015
Key Terms
Issuer:	Morgan Stanley
Issue price:	$1,000 per note
Aggregate principal amount:	$
Stated principal amount:	$1,000 per note
Interest:	None
Denominations:	$1,000 and integral multiples thereof
Underlying currency:	Offshore Chinese renminbi (“CNH”)
Early redemption:
If, on the early redemption determination date, the currency performance is greater than or equal to 1.5%, the notes will be automatically redeemed, in whole and not in part, for the early redemption amount on the early redemption date.
In the event that the notes are subject to early redemption, we will, or will cause the calculation agent to, (i) on the business day following the early redemption determination date, give notice of the early redemption of the notes, the early redemption amount due and the payment date of the early redemption amount to the trustee, upon which notice the trustee may conclusively rely, and to The Depository Trust Company, which we refer to as DTC, and (ii) deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to DTC, as holder of the notes, on or prior to the early redemption date.  See “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Early redemption amount:	$1,050 per note
Early redemption determination date:	February 20, 2014; provided that if such date is not a currency business day, the early redemption determination date will be the immediately preceding currency business day
Early redemption date:	The third business day following the early redemption determination date
Payment at maturity:	If the notes have not been previously been redeemed, $1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:
If the currency performance on the valuation date is greater than or equal to 1.5%:
$100 per note (10% of the stated principal amount)
If the currency performance on the valuation date is less than 1.5%, the supplemental redemption amount will be zero.  Therefore, the payment due under the notes at maturity will be only the stated principal amount for each note that you hold.

Currency performance:	On any currency business day, 1 – (exchange rate / initial exchange rate) This formula will diminish any appreciation of the CNH relative to the U.S. dollar.
Initial exchange rate:	, which is the exchange rate on the pricing date
Final exchange rate:	The exchange rate on the valuation date
Risk factors:	Please see “Risk Factors” beginning on page 12.

February 2013	Page 6

Auto-Callable Currency-Linked Notes due February 25, 2015
Based on the Offshore Chinese Renminbi Relative to the U.S. Dollar (Bullish CNH/Bearish USD)

Exchange rate:
On any currency business day, the rate for conversion of the CNH into U.S. dollars (expressed as the number of units of CNH per one U.S. dollar) as determined by reference to the rate displayed on the reference source on such currency business day, as determined by the calculation agent; provided that if (i) no such rate is displayed on the reference source for such day, or (ii) the calculation agent determines in good faith that the rate so displayed on the reference source is manifestly incorrect, the exchange rate will equal the arithmetic mean, as determined by the calculation agent, of the firm quotes of exchange rates for conversion of the CNH into U.S. dollars determined by at least five independent leading dealers, selected by the calculation agent (the “reference dealers”), in the underlying market for the CNH taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such reference dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of the CNH determined by the reference dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the calculation agent is unable to obtain five such quotes from the reference dealers on such date for any reason, the exchange rate shall be the exchange rate as determined by the calculation agent in good faith on such day taking into account any information deemed relevant by the calculation agent.
Quotations of MS & Co. or the calculation agent or any of their affiliates may be included in the calculation of any mean described in clauses (i) or (ii) above, but only to the extent that any such bid is the highest of the quotes obtained.

Reference source:	Reuters Screen “CNHFIX=” Page at approximately 11:15 a.m. Hong Kong time
Valuation date:	February 20, 2015, subject to adjustment for non-currency business days
Currency business day:
Any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in Beijing, China and Hong Kong and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in Beijing, China and Hong Kong.

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	61746BDF0
ISIN:	US61746BDF04
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:
In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as debt for U.S. federal income tax purposes.  It is, however, unclear whether the notes will be treated as debt instruments subject to the Treasury regulations governing contingent payment debt instruments. We intend to treat the notes for U.S. federal income tax purposes as “contingent payment debt instruments,” as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.”  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the notes is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld.  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale, exchange or early redemption, or at maturity, of the notes generally will be treated as ordinary income.  Although it is not clear how the comparable yield should be determined for notes that may be automatically redeemed before maturity, our counsel has advised that it is reasonable to determine the comparable yield based on the stated maturity date.  Accordingly, if the notes were priced on February 19, 2013, the “comparable yield” for the notes would be a rate of 1.5480% per annum, compounded semi-annually; however, the comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $1,031.3343 due at maturity. The comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

	ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
	Original Issue Date through June 30, 2013	$5.3750	$5.3750
	July 1, 2013 through December 31, 2013	$7.7816	$13.1566
	January 1, 2014 through June 30, 2014	$7.8418	$20.9984
	July 1, 2014 through December 31, 2014	$7.9025	$28.9009

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	January 1, 2015 through the Maturity Date	$2.4334	$31.3343

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payment that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying prospectus supplement.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Trustee:	The Bank of New York Mellon
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Services LLC (“MSCS”)
Payment currency:	U.S. dollars
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by trading in forwards and options contracts on the CNH and/or the dollar or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity could affect the exchange rate for the CNH, and, therefore, the exchange rate that must prevail with respect to the CNH on the early redemption determination date or the valuation date so that the notes are redeemed prior to maturity for the early redemption amount or before you would receive at maturity a payment that exceeds the stated principal amount of the notes, as applicable.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the securities, including on the early redemption determination date and the valuation date, by purchasing and selling the CNH or forwards or options contracts on the CNH or positions in any other available currencies or instruments that we may wish to use in connection with such hedging activities, including by selling any such currencies or instruments on the early redemption determination date and the valuation date.  We cannot give any assurance that our hedging activities will not affect the value of the CNH and, therefore, adversely affect the exchange rate on the early redemption determination date and the valuation date and the currency performance and, consequently, whether the notes are redeemed prior to maturity and, if the notes are not redeemed prior to maturity, the payment you will receive at maturity.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the

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transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the notes through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $10 for each note they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for currency-linked notes.

Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Hypothetical Payouts on the Notes upon Early Redemption and at Maturity

Below are four hypothetical examples of how to calculate the currency performance and the payment upon early redemption and at maturity based on the hypothetical exchange rates set out below.  The examples are provided for illustrative purposes only.  The actual initial exchange rate will be determined on the pricing date, the exchange rate on the early redemption determination date will be determined on that date and the final exchange rate will be determined on the valuation date.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

For the CNH, a decrease in the exchange rate means that the CNH has appreciated/strengthened relative to the U.S. dollar and an increase in the exchange rate means that the CNH has depreciated/weakened relative to the U.S. dollar.  The numbers appearing in the examples below have been rounded for ease of analysis.

EARLY REDEMPTION

Example 1:	The CNH has appreciated relative to the U.S. dollar by more than 1.5% as of the early redemption determination date

Hypothetical initial exchange rate:                                                          6.20

Hypothetical exchange rate on the early redemption determination date:    6.076

The currency performance will equal:  1 – (exchange rate on the early redemption determination date / initial exchange rate)

Using the above hypothetical initial exchange rate and exchange rate on the early redemption determination date, the currency performance is calculated as follows:

Currency performance = 1 – (6.076 / 6.20) = 2%

As the currency performance on the early redemption determination date is greater than 1.5%, the notes are automatically redeemed for an amount per note equal to $1,050.

The early redemption amount is fixed at $1,050 per note and is not proportional to the percentage appreciation of the CNH.  As a result, even if the currency performance on the early redemption determination date is greater than 1.5%, or even significantly greater, investors will receive no more than $1,050 per note on the early redemption date, irrespective of that greater appreciation.

Example 2:	The CNH has appreciated relative to the U.S. dollar but by less than 1.5% (or has depreciated) as of the early redemption determination date

Hypothetical initial exchange rate:                                                         6.20

Hypothetical exchange rate on the early redemption determination date:   6.138

Currency performance = 1 – (6.138 / 6.20) = 1%

In this example, even though the CNH has appreciated relative to the U.S. dollar as of the early redemption determination date, because the currency performance must be greater than or equal to 1.5% for the notes to be redeemed early, the notes are not redeemed on the early redemption date and the payment at maturity will depend on the currency performance on the valuation date.

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AT MATURITY

Example 3:	The CNH has appreciated relative to the U.S. dollar by 1.5% as of the valuation date

Hypothetical initial exchange rate:   6.20

Hypothetical final exchange rate:    6.107

The currency performance will equal:  1 – (final exchange rate / initial exchange rate)

Currency performance = 1 – (6.107 / 6.20) = 1.5%

As the currency performance is equal to 1.5%, the payment at maturity will equal $1,100 per note, which is the stated principal amount of $1,000 plus the supplemental redemption amount of $100.

If the currency performance on the valuation date is greater than or equal to 1.5%, the payment at maturity is fixed at $1,100 per note and is not proportional to the percentage appreciation of the CNH.  As a result, even if the currency performance on the valuation date is greater than 1.5%, or even significantly greater, investors will receive no more than $1,110 per note at maturity, irrespective of that greater appreciation.

Example 4:	The CNH has depreciated (or not appreciated by at least 1.5%) relative to the U.S. dollar as of the valuation date

Hypothetical initial exchange rate     6.20

Hypothetical final exchange rate:      6.51

Currency performance = 1 – (6.51 / 6.20) = –5%

As the currency performance is less than 1.5%, the payment at maturity will equal the stated principal amount.  Similar to example 2 above, even if the CNH has appreciated against the U.S. dollar as of the valuation date, if it has not so appreciated by at least 1.5%, the payment at maturity will also equal the stated principal amount.

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Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the offshore Chinese renminbi.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the section entitled “Risk Factors” in the accompanying prospectus supplement and prospectus.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

▪
The notes may not pay more than the stated principal amount at maturity.  Because the supplemental redemption amount is variable and may equal zero, if the notes have not previously been redeemed, you may receive only the stated principal amount of $1,000 for each note you hold at maturity, subject to the credit risk of Morgan Stanley.

▪
No periodic interest payments and the return on your investment in the notes may be less than the amount that would be paid on conventional debt securities issued by us with similar maturities.  The terms of the notes differ from ordinary debt securities in that no periodic interest will be paid.  The overall return on your investment in the notes may be less than the amount that would be paid on a conventional debt security of comparable maturity issued by us.  The payment of the early redemption amount or the supplemental redemption amount, if any, and the return of the stated principal amount of the notes at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time.  In addition, if the CNH does not appreciate sufficiently or depreciates relative to the U.S. dollar, your return on the notes will be zero.

▪
The early redemption amount and the supplemental redemption amount, if any, are each fixed and not proportional to the percentage appreciation of the offshore Chinese renminbi.  If the notes are redeemed early, you will receive the early redemption amount of $1,050 per note.  If the notes have not been previously redeemed and the supplemental redemption amount of $100 per note is payable at maturity, it is fixed at $100 per note.  Accordingly, the maximum possible total return on the notes is 5% if the notes are redeemed early or 10% if the notes are held to maturity and the supplemental redemption amount of $100 per note is payable, even if the CNH were to appreciate significantly relative to the U.S. dollar as of the early redemption determination date, the valuation date or any other date during the term of the notes.

▪
The currency performance formula will diminish any appreciation of the offshore Chinese renminbi relative to the U.S. dollar.  The notes do not provide a linear return on the appreciation of the CNH relative to the U.S. dollar.  A linear return would reflect the return that would be achieved by converting a notional amount of U.S. dollars into CNH at the initial exchange rate and then, on the valuation date, converting the resulting amount of the CNH back into U.S. dollars at the final exchange rate.  Instead, the return on the notes will be determined by reference to the currency performance formula described in this document, which do not reflect a linear return.  The currency performance measures the extent to which the exchange rate of the CNH relative to the U.S. dollar increases or decreases from the pricing date to the early redemption determination date or the valuation date, as applicable, expressed as (1 – final exchange rate / initial exchange rate).  Using this formula, any appreciation of the CNH relative to the U.S. dollar will be diminished, as compared to a linear return.  Moreover, the diminishing effect on any appreciation of the CNH relative to the U.S. dollar increases as the currency performance increases.  Accordingly, your payment at maturity may be less than if you had invested in securities that provide linear returns or in the CNH directly.

▪
The notes are subject to currency exchange risk. Fluctuations in the exchange rates between the U.S. dollar and the CNH will affect the value of the notes.  The exchange rate between the CNH and the U.S. dollar is volatile and is the result of numerous factors specific to China and the United States including the supply of, and the demand for, the CNH, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to different regions.  Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in China and the United States, including economic and political developments in other countries.  Of particular importance to potential currency exchange risk are: (i) existing and expected rates of inflation; (ii) existing and expected interest rate levels; (iii) the balance of payments; and (iv) the extent of governmental surpluses or deficits in China and the United States of America.  All of these factors are in turn

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sensitive to the monetary, fiscal and trade policies pursued by the governments of China and the United States and other countries important to international trade and finance.  The weakening of the CNH relative to the U.S. dollar may have a material adverse effect on the value of the notes and the return on an investment in the notes.

▪
The notes are exposed to a single emerging markets currency and therefore expose you to significant nondiversified currency risk.  An investment in the notes is subject to risk of significant adverse fluctuations in the performance of a single emerging market currency, the CNH, relative to the U.S. dollar.  As an emerging markets currency, the CNH is subject to an increased risk of significant adverse fluctuations in value.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the issuing countries, which may negatively affect the value of the notes.  The exchange rate between the CNH and the U.S. dollar is managed by the Chinese government, and may also be influenced by political or economic developments in the People’s Republic of China or elsewhere and by macroeconomic factors and speculative actions.  From 1994 to 2005, the Chinese government used a managed floating exchange rate system, under which the People’s Bank of China (the “People’s Bank”) allowed the renminbi to float against the U.S. dollar within a very narrow band around the central exchange rate published daily by the People’s Bank.  In July 2005, the People’s Bank revalued the renminbi by 2% and announced that in the future it would set the value of the renminbi with reference to a basket of currencies rather than solely with reference to the U.S. dollar.  In addition, the People’s Bank announced that the reference basket of currencies used to set the value of the renminbi would be based on a daily poll of onshore market dealers and other undisclosed factors.  Movements in the exchange rate between the Chinese renminbi and the U.S. dollar within the narrow band established by the People’s Bank result from the supply of, and the demand for, those two currencies and fluctuations in the reference basket of currencies.  The inflow and outflow of renminbi in China has historically been tightly controlled by the People’s Bank but there have been signs in recent years of a nascent but fast growing offshore renminbi market, with foreign exchange reforms implemented in 2010 serving as the catalyst.  These reforms allow the renminbi to move to Hong Kong from mainland China without restriction if it is for the purpose of international trade settlement (e.g., import payments).  Once moved offshore, this renminbi is reclassified from “CNY” renminbi to so-called “CNH” renminbi, which has no mainland restriction as to its end-use if it remains offshore.  However, the growth of the CNH market may be impeded as China still tightly regulates the “back flow” of CNH into the onshore mainland market, in part to protect domestic markets.  This creates a separate currency market for onshore versus offshore renminbi with different levels of exchange rates driven by capital control measures, supply and demand and arbitrage opportunities.  No assurance can be given with respect to any future changes in the policy of the People’s Republic of China dealing with offshore renminbi trading.  To the extent that management of the renminbi by the People’s Bank has resulted in and currently results in trading levels that do not fully reflect market forces, any further changes in the government’s management of the CNH could result in significant movement in the value of the renminbi.  Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the People’s Republic of China and the United States, including capital control measures and economic and political developments in other countries.

▪
The notes are linked to the U.S. dollar/“offshore” Chinese renminbi exchange rate and not the U.S. dollar/“onshore” Chinese renminbi exchange rate.  The “CNH” exchange rate to which the notes are linked is the rate of exchange between the U.S. dollar and the Chinese renminbi that trades in the interbank market in Hong Kong and is currently only deliverable in Hong Kong.  This rate is not the same as the rate of exchange between the U.S. dollar and Chinese renminbi that trades in, and is currently only deliverable in, the People’s Republic of China, excluding Hong Kong, Macau and Taiwan, typically referred to as “USDCNY” or “CNY”.  CNH has differed, and will likely continue to differ, from CNY.  Accordingly, the return on the notes may be less than the potential returns on a note with similar terms linked to CNY.  In addition, historical information about CNH is available only since August 23, 2010; accordingly, less information about its performance is available to help enable you to make your investment decision, as compared to CNY.  Chinese renminbi deliverable in Hong Kong has historically not been as liquid as Chinese renminbi deliverable in the People’s Republic of China, excluding Hong Kong, Macau and Taiwan, and if that illiquidity continues, or if the CNH exchange rate does not continue to serve as a benchmark for the performance of Chinese renminbi deliverable in Hong Kong, your return on the notes may be adversely affected.

▪
The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  Our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the

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notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

▪
Market price of the notes may be influenced by many unpredictable factors.  Several factors, some of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market.  As noted above, we expect that the exchange rate for the CNH on any day will affect the value of the notes more than any other single factor.  Other factors that may influence the value of the notes include: (i) the volatility (frequency and magnitude of changes in value) of the CNH relative to the U.S. dollar; (ii) interest and yield rates in the U.S. market and in China; (iii) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the CNH or currencies markets generally and that may affect the exchange rate on the redemption determination date and/or the final exchange rate; (iv) the time remaining to the maturity of the notes; and (v) any actual or anticipated changes in our credit ratings or credit spreads.  Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the stated principal amount if, at the time of sale, the CNH has weakened relative to the U.S. dollar or if interest rates rise.

▪
The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The notes are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

▪
Early redemption and reinvestment risk.  The term of your investment in the notes may be shortened to approximately one year due to the automatic early redemption feature of the notes.  If the notes are redeemed prior to maturity, you will not benefit from the supplemental redemption amount that might have been payable at maturity and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.  The early redemption amount is less than the payment at maturity would be if the currency performance on the valuation date were greater than or equal to 1.5%.

▪
Investing in the notes is not equivalent to investing directly in the offshore Chinese renminbi.  You may receive a lower payment at maturity than you would have received if you had invested directly in the CNH.  The currency performance is dependent solely on the formula stated above and not on any other formula that could be used for calculating currency performances.

▪
Government intervention could materially and adversely affect the value of the notes.  Specific currencies’ exchange rates can be highly volatile and are affected by numerous factors specific to each foreign country.  Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those of China and the United States, use a variety of techniques, such as intervention by their central bank or the imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the notes is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the notes in the event that the floating exchange rate between the CNH and the U.S. dollar should become fixed.  Nor will there be any offsetting adjustment or change in the event of any other devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the CNH, or any other currency. Therefore, any significant changes or governmental actions with respect to the CNH, the U.S. dollar or any other currency that result in the weakening of the CNH relative to the U.S. dollar may have a material adverse effect on the value of the notes and the return on an investment in the notes.

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In addition, if the CNH is lawfully eliminated, converted, redenominated or exchanged by China during the term of the notes, the calculation agent, in its sole discretion, will determine the exchange rate for the affected currency (or make such adjustment to the exchange rate, as required) on the early redemption determination date and the valuation date, and this determination may adversely affect the early redemption amount or the supplemental redemption amount payable to you, if any.

▪
Even though currencies trade around-the-clock, the notes will not.  The Interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the notes, if any trading market develops, will not conform to the hours during which the CNH and/or the U.S. dollar are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes.  The possibility of these movements should be taken into account in relating the value of the notes to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the CNH/U.S. dollar exchange rate used to calculate the early redemption amount if the notes are redeemed early or the supplemental redemption amount.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

▪
Suspension or disruptions of market trading in the offshore Chinese renminbi may adversely affect the value of the notes.  The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the CNH/U.S. dollar exchange rate and, therefore, the value of the notes.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  As calculation agent, Morgan Stanley Capital Services LLC, which we refer to as MSCS, will determine the initial exchange rate, the exchange rate on the early redemption determination date and the final exchange rate and the currency performance and calculate the amount you will receive upon early redemption or at maturity.  Any of these determinations made by MSCS, in its capacity as calculation agent, including with respect to the calculation of any exchange rate in the event of a discontinuance of reporting of the CNH’s exchange rate, may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes.  One or more of our subsidiaries expect to carry out hedging activities related to the notes (and possibly to other instruments linked to the CNH and/or the U.S. dollar), including trading in futures, forwards and/or options contracts on the CNH as well as in other instruments related to the CNH and/or U.S. dollar. Some of our subsidiaries also trade the CNH and other financial instruments related to the CNH on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could increase the value of the CNH relative to the U.S. dollar on the pricing date and, as a result, could increase the value relative to the U.S. dollar that the CNH must attain on the early redemption determination date or the valuation date so that the notes are redeemed prior to maturity for the early redemption amount or before you would receive a payment at maturity that exceeds the $1,000 stated principal amount of the notes, as applicable.  Additionally, such

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hedging or trading activities during the term of the notes could potentially affect the exchange rate of the CNH on the early redemption determination date and the valuation date and, accordingly, whether the notes are redeemed prior to maturity and, if the notes are not redeemed prior to maturity, the amount of cash you will receive at maturity.

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Historical Information

The following table sets forth the published high, low and end-of-quarter CNH/USD exchange rates for each quarter in the period from August 23, 2010 through February 15, 2013.  The related graph sets forth the CNH/USD exchange rates (expressed as units of CNH per one U.S. dollar) for such period.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the applicable exchange rates.  You cannot predict the future performance of the exchange rate based on its historical performance.

Investors should be aware that historical information about the CNH/USD exchange rate is available only since August 23, 2010.  See “Risk Factors—The notes are linked to the U.S. dollar/“offshore” Chinese renminbi exchange rate and not the U.S. dollar/“onshore” Chinese renminbi exchange rate”.

CNH/USD	High	Low	Period End
2010
Third Quarter (from August 23, 2010)	6.78500	6.61500	6.62300
Fourth Quarter	6.66550	6.47450	6.58000
2011
First Quarter	6.59780	6.54750	6.56350
Second Quarter	6.54750	6.45950	6.46550
Third Quarter	6.51200	6.35300	6.49500
Fourth Quarter	6.48050	6.33450	6.34450
2012
First Quarter	6.34400	6.27500	6.31500
Second Quarter	6.37500	6.29750	6.36000
Third Quarter	6.38900	6.30150	6.30150
Fourth Quarter	6.30600	6.20700	6.22400
2013
First Quarter (through February 15, 2013)	6.23400	6.18450	6.21900

CNH/USD Exchange Rate August 23, 2010 to February 15, 2013 (expressed as CNH per USD)

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